Exhibit 2.1

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made and entered into as of July 31, 2026, by and among Profusa, Inc., a Delaware corporation (the “Buyer”), CentralLarkfieldKarin NA LLC (“CLK”), Venkata Boyapalli (“Boyapalli”), a privately held trust (the “Trust” and, together with CLK and Boyapalli, the “Sellers” and each a “Seller”), and, solely for purposes of Sections 5, 8 and 10, G3 Vision Labs Inc., a New Jersey corporation (“G3”), Med Screen Laboratories Inc., a New Jersey corporation (“Med Screen”), Dominion Diagnostics LLC, a Delaware limited liability company (“Dominion”) and Acutis Diagnostics Inc., a New York corporation (“Acutis” and, together with G3, Med Screen and Dominion, the “Target Companies” and each a “Target Company”). Buyer, Sellers and the Target Companies are sometimes referred to herein, collectively, as the “Parties” and each as a “Party.”

RECITALS

A. Each Seller is the owner and holder of the number and class of shares of the capital stock, warrants, options and other equity securities of G3 set forth opposite his name on Schedule 1 hereto under the caption “G3 Securities” (with respect to each Seller, its “Securities”), which constitute 100% of the issued and outstanding Equity Securities (as defined below) of G3.

B. G3 is the owner of 100% of the issued and outstanding Equity Securities of Acutis and Dominion and substantially all of the Equity Securities of Med Screen.

D. Each Seller desires to grant to the Buyer the right and option, but not the obligation, to purchase such Seller’s Securities for the consideration, during the time period and otherwise upon the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

1. Option. At any time prior to 11:59 p.m. (New York City time) on the ninetieth (90th) day following the date the Target Companies shall have delivered audited financial statements for the 2024 and 2025 fiscal years of each Target Company and reviewed financial statements the quarterly periods ended March 31, 2026 and June 30, 2026 (such audited and reviewed financial statements, the “Target Company Financial Information”) for each of the Target Companies (the “Expiration Time”), Buyer shall have the right and option, but not the obligation (the “Call Option”), exercisable by delivering written notice (the “Call Notice”) to [***] (or such other Person as the Sellers holding a majority of the then-outstanding Securities may designate by written notice to Buyer) (the “Seller Representative”), to purchase from each Seller, and require each Seller to sell to the Buyer, all, but not less than all, of such Seller’s Securities, in exchange for the Option Exercise Shares (defined below), and otherwise on the terms and conditions set forth in Exhibit A (the “Transaction Agreement Terms”). Subject to the satisfaction (or waiver by the Seller Representative) of the conditions set forth in Section 4, the Call Option may be exercised by Buyer in its sole discretion at any time after the date hereof, but in any event no later than the Expiration Time and, upon such exercise, each Seller shall sell, transfer, assign and deliver its Securities to Buyer for the Option Exercise Shares and otherwise in accordance with the Transaction Agreement Terms. The Call Notice shall specify the date (which shall be a Business Day that is not less than three (3) nor more than fifteen (15) Business Days after the date the Call Notice is delivered to the Seller Representative and in any event no later than the third (3rd) Business Day following the date on which the Expiration Time occurs), time and place of the Closing. The term “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or San Diego, California are authorized or obligated by law to be closed. Buyer shall use its reasonable best efforts to satisfy the conditions set forth in Section 4 as promptly as practicable following the date hereof and shall deliver to the Seller Representative a written status update, not less frequently than every thirty (30) days, regarding the status of the equity financing referenced in Section 4(a) and the refinancing referenced in Section 4(b). The Target Companies shall use their respective reasonable best efforts to deliver, or cause to be delivered, the Target Company Financial Information as soon as reasonably practicable following the date hereof, and in any event no later than September 2, 2026.

2. Closing. To the extent Buyer exercises the Call Option, the closing (the “Closing”) of the purchase and sale of the Securities shall take place remotely via the exchange of documents and signatures on the date (the date the Closing occurs, being the “Closing Date”) and time specified in the Call Notice or at such other place as the Buyer and Seller Representative shall mutually agree (subject in any case to the satisfaction (or waiver by the Seller Representative) of the conditions to Closing set forth in Section 4). At the Closing, (i) the Buyer shall issue and deliver to each Seller (or cause its transfer agent to issue and deliver to each Seller) the number of shares of Series A Non-Voting Convertible Preferred Stock of the Buyer set forth opposite such Seller’s name on Schedule 1 hereto under the caption “Option Exercise Shares” (with respect to each Seller, its “Option Exercise Shares”) in book-entry form or, at the election of the Buyer, represented by stock certificates issued in the name of such Seller and (ii) Seller shall, (A) with respect to any Securities comprised of capital stock, execute and deliver to Buyer or its designee one or more Stock Powers in the form attached hereto as Exhibit B (as applicable), (B) with respect to any Securities comprised of warrants, options or other Equity Securities, execute and deliver to Buyer or its designee one or more instruments of assignment in form and substance reasonably satisfactory to the Buyer and the Seller Representative, (C) deliver to the Buyer any stock certificate, warrant certificate, promissory note or other certificate, instrument, agreement or document representing such Seller’s Securities, (D) a Seller is an individual and is married, such Seller shall deliver to Buyer a Consent of Spouse in the form of Exhibit C hereto (the “Spousal Consent”), and (E) execute and deliver to Buyer a transaction agreement and other documents, in each case, in form and substance reasonably satisfactory to Buyer and the Seller Representative that reflect the Transaction Agreement Terms or such additional or different terms as the Buyer and the Seller Representative may mutually agree. Following the Closing, Buyer would own, directly or indirectly, all of the Equity Securities of the Target Companies.

3. Initial Consideration. As consideration for the Call Option and as an advance s an advance of a portion of the total consideration to be issued for the Securities, Buyer shall issue and deliver to each Seller the number of shares of the Buyer’s common stock, par value $0.0001 per share (“Common Stock”), and the number of shares of Buyer’s Series A Non-Voting Convertible Preferred Stock set forth opposite such Seller’s name on Schedule 2 under the captions “Common Shares” and “Series A Shares,” respectively (such shares, with respect to each Seller, the “Initial Consideration”). The Buyer will cause the transfer agent to issue to each Seller the Initial Consideration in book-entry form or, at the Buyer’s election, certificates representing such Initial Consideration, in each case free and clear of all restrictive and other legends (except as expressly provided in Section 7(j) hereof).

4. Conditions to Sellers’ Obligations. The obligations of each Seller, to effect the Closing, are subject to the satisfaction prior to or at the Closing of the following conditions:

(a) Buyer shall have consummated, or shall have received binding commitments to consummate, one or more financings resulting in aggregate gross proceeds to Buyer or G3 of at least $30,000,000 (for purposes of this Section 4(a), “binding commitments” means definitive, fully executed written commitments from institutional or accredited investors that are subject only to customary closing conditions and pursuant to which funding is required concurrently with the Closing) (collectively, the “Required Financing”);

(b) The indebtedness of the Target Companies shall have been refinanced, repaid or otherwise satisfied (including through the conversion or exchange thereof into capital stock and/or other Equity Securities of the Buyer) or, at the option of Buyer, each existing senior secured debt lender of any Target Company with respect to such indebtedness set forth on Schedule 4(b) shall have consented to and approved the transactions contemplated by the Transaction Agreement;

(c) The Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock of the Buyer (the “Certificate of Designation”) shall be in effect;

(d) No suspension or removal from listing of the Common Stock on Nasdaq, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;

(e) Approval of the Preferred Stock Conversion Proposal (as defined below) and the Nasdaq Proposal (as defined below) by the requisite holders of Common Stock at a duly convened meeting of the Buyer’s stockholders.

(f) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the purchase and sale of the Securities as contemplated hereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect and there shall not be any law which has the effect of making the consummation of the purchase and sale of the Securities illegal; and

(g) Each of the representations and warranties of Buyer in substantially the form contained in the Transaction Agreement Terms shall be true and correct in all respects on and as of the Closing Date (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the Closing Date (in each case, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(h) Any and all obligations of Venkata Boyapalli (or any other Seller) as guarantor, co-obligor or surety for any indebtedness of any Target Company shall have been terminated and released in full, with written evidence of such termination and release delivered to the Seller Representative, in each case, without any liability to such Seller from and after the Closing.

5. Additional Agreements of the Parties.

(a) Each Party shall cooperate reasonably with the other Parties and shall provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their respective obligations under this Agreement and to enable the Buyer and the Target Companies to continue to meet their respective obligations following any exercise of the Call Option.

(b) Each Party shall use their respective reasonable best efforts to take or cause to be taken all actions necessary to satisfy or cause the representations and warranties of such Party, if any, in substantially the form set forth in the Transaction Agreement Terms to be true and correct upon any Closing and to otherwise comply, or cause its affiliates to be in compliance, with the Transaction Agreement Terms upon the Closing. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to: (i) make all filings and other submissions (if any) and give all notices (if any) set forth in the Transaction Agreement Terms; (ii) obtain each consent (if any) set forth in the Transaction Agreement Terms and reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) in connection with the consummation of the purchase and sale of the Securities prior to the Closing; (iii) lift any injunction prohibiting, or any other order preventing, the such Party from consummating the purchase and sale of the Securities upon any exercise of the Call Option; and (iv) to satisfy the conditions precedent to the consummation of the purchase and sale of the Securities upon any exercise of the Call Option.

(c) From the date of this Agreement until the earlier of the Expiration Time and the Closing, without the prior written consent of Buyer, the Target Companies shall, and the Sellers shall cause the Target Companies to, (i) conduct their businesses in the ordinary course of business consistent with past practice, (ii) maintain the books and records of the Target Companies consistent with past practice and (iii) use reasonable best efforts to keep available the services of key employees of the Target Companies and maintain the Target Companies’ material business relationships.

(d) Without limiting the generality of Sections 5(b) and 5(c) from the date of this Agreement until the earlier of the Expiration Time and the Closing, except (i) as expressly required by this Agreement, (ii) as may be required by applicable law, or (iii) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Target Companies shall, and Sellers shall cause the Target Companies to use commercially reasonably efforts to:

(i) preserve and maintain all licenses, permits, certifications, authorizations and approvals required for the conduct of the Target Companies’ businesses as currently conducted or the ownership and use of the assets of the Target Companies;

(ii) pay the debts, taxes and other obligations (including accounts payable) of the Target Companies when due;

(iii) continue to collect accounts receivable in the ordinary course of business;

(iv) maintain the properties and assets of the Target Companies in the same condition as they were on the date of this Agreement, subject to wear and tear in the ordinary course of business;

(v) defend and protect the properties and assets of the Target Companies from infringement or usurpation;

(vi) perform in all material respects its obligations under all material contracts; and

(vii) comply in all material respects with all laws applicable to the conduct of the businesses, or the ownership and use of the assets, of the Target Companies.

(e) Without limiting the generality of Sections 5(b) and 5(c), from the date of this Agreement until the earlier of the Expiration Time and the Closing, except (i) as expressly required by this Agreement, (ii) as may be required by applicable law, or (iii) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Target Companies shall not, and Sellers shall cause the Target Companies not to, take any of the following actions:

(i) amend or modify the organizational documents of any Target Company;

(ii) declare, set aside or pay any dividend or otherwise make a distribution with respect to the Equity Securities of any Target Company (other than cash dividends or distributions paid by any Target Company to another Target Company);

(iii) authorize for issuance, commit to issue, or issue any additional Equity Securities of, or with respect to, any Target Company (except for the issuance of any shares of a Target Company’s capital stock upon exercise, conversion or settlement of any Equity Securities outstanding as of the date hereof);

(iv) merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire the business of, or any Equity Securities of any Person (as defined below);

(v) sell, transfer, lease, license or otherwise dispose of any material portion of the assets or material rights of the Target Companies (other than in the ordinary course of business consistent with past practice) or any of the Securities;

(vi) make any change in any method of financial accounting or financial accounting practice or policy other than those required by United States Generally Accepted Accounting Principles;

(vii) engage in any new line of business or discontinue or materially modify any existing line of business of the Target Companies, or enter into any joint venture, partnership or similar venture between any Target Company and any other Person;

(viii) except for borrowings under any existing credit agreement or debt facility in the ordinary course of business (or any renewal or replacement thereof on substantially similar terms and conditions), (A) create, incur or assume any indebtedness or (B) grant or create any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (collectively, “Encumbrances”) on any asset of any Target Company that does not exist on the date hereof, other than (a) any Encumbrance for current taxes not yet due and payable; (b) minor Encumbrances that arise in the ordinary course of business consistent with past practice that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of any Target Company; (c) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by law; (e) non-exclusive licenses of intellectual property rights granted by the Target Companies in the ordinary course of business consistent with past practice that do not (in any case or in the aggregate) materially detract from the value of the intellectual property rights subject thereto; (f) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (g) any Encumbrances created in furtherance of the conditions set forth in Section 4;

(ix) (A) adopt, enter into, amend or terminate any employee benefit plan or employment agreement or (b) increase any benefits under any employee benefit plan or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of the Target Companies (other than (1) any increase adopted in the ordinary course of business or (2) any increase in benefits or compensation required by law or required pursuant to the terms of an existing employee benefit plan, collective bargaining agreement or employment, consulting, indemnification, change of control, severance or similar agreement with any current or former director, officer, employee or consultant);

(x) hire or engage, terminate or promote any officers, employees or other service providers of any Target Company with annual base salary in excess of $250,000;

(xi) make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(xii) grant, modify, abandon, dispose of or terminate any rights relating to the Target Companies’ material intellectual property or otherwise permit the rights of any of the Target Companies related to any material intellectual property to lapse (other than grants of non-exclusive licenses in the ordinary course of business);

(xiii) settle any lawsuit, action, claim or proceeding with or before any governmental authority or other Person or enter into any consent decree or settlement agreement with any governmental authority or other Person, against, or affecting the business of, the Target Companies, except, in each case, solely for monetary payments that would not (A) prevent or materially delay consummation of the purchase and sale of the Securities as contemplated hereby, and (B) result in the imposition of any term or condition that would restrict the future activity or conduct of the Buyer or its subsidiaries (including the Target Companies following the Closing) or a finding or admission of liability or a violation of law;

(xiv) cancel or terminate any material insurance policy naming any Target Company as a beneficiary or a loss payee unless the same shall be replaced with one or more insurance policies with the same or comparably rated insurers providing coverage reasonably comparable in scope and terms; or

(xv) enter into any Contract to do any of the things referred to elsewhere in this Section 5(e).

(f) Each Seller hereby agrees that until the earlier of the Expiration Time and the Closing it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise Encumber any of its Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (b) deposit any of its Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Securities that conflicts with any of the covenants or agreements set forth in this Agreement or (c) take any action that would have the effect of preventing or materially delaying or impeding the Closing or the performance of such Seller’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer pursuant to the exercise of the Call Option.

(g) From the date of this Agreement until the earlier of the Expiration Time and the Closing, without the prior written consent of the Seller Representative, the Buyer shall, and shall cause its subsidiaries to, (i) conduct their businesses in the ordinary course of business consistent with past practice, (ii) maintain their books and records consistent with past practice and (iii) use reasonable best efforts to keep available the services of their key employees and maintain their material business relationships.

(h) Without limiting the generality of Sections 5(b) and 5(g) from the date of this Agreement until the earlier of the Expiration Time and the Closing, except (i) as expressly required by this Agreement, (ii) as may be required by applicable law, or (iii) with the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned), the Buyer shall, and shall cause its subsidiaries to use commercially reasonable efforts to:

(i) preserve and maintain all licenses, permits, certifications, authorizations and approvals required for the conduct of the Buyer’s and its subsidiaries’ businesses as currently conducted or the ownership and use of the assets of the Buyer and its subsidiaries;

(ii) pay the debts, taxes and other obligations (including accounts payable) of the Buyer and its subsidiaries when due;

(iii) continue to collect accounts receivable in the ordinary course of business;

(iv) maintain the properties and assets of the Buyer and its subsidiaries in the same condition as they were on the date of this Agreement, subject to wear and tear in the ordinary course of business;

(v) defend and protect the properties and assets of the Buyer and its subsidiaries from infringement or usurpation;

(vi) perform in all material respects the Buyer’s and its subsidiaries’ obligations under all material contracts; and

(vii) comply in all material respects with all laws applicable to the conduct of the businesses, or the ownership and use of the assets, of the Buyer and its subsidiaries.

(i) Without limiting the generality of Sections 5(b) and 5(g), from the date of this Agreement until the earlier of the Expiration Time and the Closing, except (i) as expressly required by this Agreement, (ii) as may be required by applicable law, or (iii) with the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned), the Buyer shall not, and shall cause its subsidiaries not to, take any of the following actions:

(i) amend or modify the organizational documents of the Buyer or any of its subsidiaries;

(ii) declare, set aside or pay any dividend or otherwise make a distribution with respect to the Equity Securities of the Buyer or any of its subsidiaries (other than cash dividends or distributions paid by the Buyer to one of its subsidiaries or among the Buyer’s subsidiaries);

(iii) authorize for issuance, commit to issue, or issue any additional Equity Securities of, or with respect to, the Buyer or any of its subsidiaries (except for the issuance of any shares of the Buyer’s capital stock upon exercise, conversion or settlement of any Equity Securities outstanding as of the date hereof);

(iv) merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire the business of, or any Equity Securities of any Person (as defined below);

(v) sell, transfer, lease, license or otherwise dispose of any material portion of the assets or material rights of the Buyer or any of its subsidiaries (other than in the ordinary course of business consistent with past practice);

(vi) make any change in any method of financial accounting or financial accounting practice or policy other than those required by United States Generally Accepted Accounting Principles;

(vii) engage in any new line of business or discontinue or materially modify any existing line of business of the Buyer or any of its subsidiaries, or enter into any joint venture, partnership or similar venture between the Buyer or any of its subsidiaries and any other Person;

(viii) except for borrowings under any existing credit agreement or debt facility in the ordinary course of business (or any renewal or replacement thereof on substantially similar terms and conditions), (A) create, incur or assume any indebtedness or (B) grant or create any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (collectively, “Encumbrances”) on any asset of the Buyer or any of its subsidiaries that does not exist on the date hereof, other than (a) any Encumbrance for current taxes not yet due and payable; (b) minor Encumbrances that arise in the ordinary course of business consistent with past practice that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Buyer or any of its subsidiaries; (c) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by law; (e) non-exclusive licenses of intellectual property rights granted by the Buyer or any of its subsidiaries in the ordinary course of business consistent with past practice that do not (in any case or in the aggregate) materially detract from the value of the intellectual property rights subject thereto; and (f) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (g) any Encumbrances created in furtherance of the conditions set forth in Section 4;

(ix) (A) adopt, enter into, amend or terminate any employee benefit plan or employment agreement or (b) increase any benefits under any employee benefit plan or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of the Buyer or any of its subsidiaries (other than (1) any increase adopted in the ordinary course of business or (2) any increase in benefits or compensation required by law or required pursuant to the terms of an existing employee benefit plan, collective bargaining agreement or employment, consulting, indemnification, change of control, severance or similar agreement with any current or former director, officer, employee or consultant);

(x) hire or engage, terminate or promote any officers, employees or other service providers of the Buyer or any of its subsidiaries with annual base salary in excess of $250,000;

(xi) make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(xii) grant, modify, abandon, dispose of or terminate any rights relating to the Buyer’s or any of its subsidiaries’ intellectual property or otherwise permit the rights of the Buyer or any of its subsidiaries related to any intellectual property to lapse (other than grants of non-exclusive licenses in the ordinary course of business);

(xiii) settle any lawsuit, action, claim or proceeding with or before any governmental authority or other Person or enter into any consent decree or settlement agreement with any governmental authority or other Person, against, or affecting the business of, the Buyer or any of its subsidiaries; or

(xiv) enter into any Contract to do any of the things referred to elsewhere in this Section 5(i).

(xv) From the date of this Agreement until the earlier of the Expiration Time and the Closing, Seller and the Target Companies shall use their respective reasonable best efforts to cause each of Med Screen, Acutis and Dominion to become or remain, as applicable, wholly-owned subsidiaries of G3, including (without limitation) by causing any equity securities of Med Screen, Acutis and Dominion that are not held by G3 as of the date hereof to be directly or indirectly purchased by G3 for cash (in an amount approved by Buyer) or sold (directly or indirectly) to Buyer upon substantially the same terms as the Securities are being acquired pursuant to this Agreement (taking into account the relative ownership of G3, Med Screen, Acutis and Dominion, taken as a whole, represented by any such securities).

6. Buyer Stockholders’ Meeting; Registration Statement; Proxy Statement.

(a) As promptly as practicable following the date of this Agreement (and in any event before the date that is 60 days following the Closing (the “Stockholder Approval Deadline”), Buyer shall take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of Common Stock for the purpose of seeking:

(i) Approval of the issuance of shares of Common Stock to the holders of the Series A Non-Voting Convertible Preferred Stock issued as Initial Consideration upon conversion of any and all shares thereof in accordance with the terms of the Certificate of Designation for purposes of the rules of The Nasdaq Stock Market LLC (“Nasdaq”) (the “Preferred Stock Conversion Proposal”);

(ii) approval of an Amended and Restated Equity Incentive Plan that will provide for new awards for a number of shares of Common Stock not exceeding 15% of the fully diluted shares of capital stock of Buyer outstanding immediately after the Closing, as mutually agreed upon by Buyer and the Target Companies, and subject to approval by the board of directors of Buyer;

(iii) approval of the transactions contemplated hereby required in accordance with applicable Nasdaq Listing Rules, including approval of a “change of control” under Nasdaq Listing Rule 5635(b) (the “Nasdaq Proposal”);

(iv) to the extent deemed necessary or advisable by the Buyer’s board of directors, approval of an amendment to Buyer’s certificate of incorporation to effect a reverse stock split of all outstanding shares of Common Stock at a reverse stock split ratio in the range of 1:2 to 1:12 or as otherwise mutually agreed to by Buyer and the Seller Representative that is effected by Buyer for the purpose of maintaining compliance with Nasdaq listing standards (the matters contemplated by clauses 6(a)(i)-(iv) are referred to as the “Buyer Stockholder Matters,” and such meeting, the “Buyer Stockholders’ Meeting”); and

(v) such other changes or approvals as are mutually agreeable to Buyer and the Seller Representative or otherwise required by applicable law or the rules and regulations of Nasdaq.

(b) Buyer agrees to call and hold the Buyer Stockholders’ Meeting as soon as reasonably practicable after the filing of the Preliminary Proxy Statement, taking into account the factors referenced in Section 6(e). If the approval of the Buyer Stockholder Matters is not obtained at the Buyer Stockholders’ Meeting or if on a date preceding the Buyer Stockholders’ Meeting, Buyer reasonably believes that (i) it will not receive proxies sufficient to obtain such approval, whether or not a quorum would be present, (ii) it will not have sufficient shares of Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders’ Meeting or (iii) as may be required for the Contemplated Transactions by the listing and governance rules and regulations of Nasdaq, then, in each case, Buyer shall adjourn or postpone the Buyer Stockholders’ Meeting one or more times to a date or dates no more than ten (10) days after the scheduled date for such meeting and in no event later than the Stockholder Approval Deadline, and to obtain such approvals at such time. If the approval of the Buyer Stockholder Matters is not then obtained, Buyer shall use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and shall hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Buyer to approve the Buyer Stockholder Matters will be solicited and taken, at least once every six months until Buyer obtains the approval of the Buyer Stockholder Matters. Notwithstanding anything in this Agreement to the contrary, no adjournment or postponement of, or failure to obtain approval of the Buyer Stockholder Matters at, the Buyer Stockholders’ Meeting, and no subsequent meeting of the stockholders of Buyer, shall extend the Stockholder Approval Deadline or limit, delay, condition or otherwise affect the rights of the holders of Series A Non-Voting Convertible Preferred Stock under Section 1.12.

(c) If after the date that is eighteen (18) months after the Closing Date, approval of the Preferred Stock Conversion Proposal has not been obtained and the Company is unable or otherwise fails to deliver or cause to be delivered to a Seller such certificates or statements, or electronically deliver (of cause its transfer agent to electronically deliver) the Conversion Shares (as defined in the Certificate of Designation) pursuant to the Certificate of Designation on or prior to the deadline provided in the Certificate of Designation applicable to such Conversion (as defined in the Certificate of Designation) (other than a failure caused by (a) incorrect or incomplete information or documentation provided by such Seller to the Corporation or its transfer agent, (b) the failure of such Seller’s prime broker to timely initiate a DWAC deposit of such Conversion Shares into such Seller’s account or (c) the application of the Beneficial Ownership Limitation), then, at the election of such Seller (exercisable by written notice to Buyer), Buyer shall (a) redeem the portion of such Seller’s shares of Series A Non-Voting Convertible Preferred Stock issued pursuant to the exercise of the Call Option (and not, for the avoidance of doubt, any portion of the Initial Consideration) for cash at a price per share equal to the fair market value of the Common Stock issuable upon conversion of such shares of Series A Non-Voting Convertible Preferred Stock;

(d) Buyer agrees that: (i) the Buyer Board shall recommend that the holders of Common Stock vote to approve the Buyer Stockholder Matters, and (ii) the Proxy Statement shall include a statement to the effect that the Buyer Board recommends that the Buyer’s stockholders vote to approve the Buyer Stockholder Matters.

(e) Buyer acknowledges that, under the Nasdaq Stock Market Rules, the holders of the Initial Consideration will not be entitled to vote such securities on the Preferred Stock Conversion Proposal.

(f) As promptly as practicable following the Closing Date (and in any event within 75 days (the “Filing Deadline”)), Buyer shall prepare and shall cause to be filed with the United States Securities and Exchange Commission (“SEC”), a Registration Statement Form S-3 (or, if Form S-3 is not then available to Buyer, on such form of registration statement as is then available) (the “Registration Statement”) to register the resale of (i) the shares of Common Stock included in the Initial Consideration and (ii) the shares of Common Stock underlying the shares of Series A Non-Voting Convertible Preferred Stock included in the Stock Consideration (as defined below). Each of Buyer, Sellers and the Target Companies shall furnish all information concerning it as may reasonably be requested by Buyer in connection with such actions and the preparation of the Registration Statement. Buyer covenants and agrees that the Registration Statement, will not, at the effective time of such Registration Statement or at the time any post-effective amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided, however, that Buyer makes no such representations or warranties in respect of information furnished in writing by any Seller for inclusion in the Registration Statement). Buyer shall cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, shall respond promptly to any comments of the SEC or its staff and shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as reasonably practicable after it is filed with the SEC (any in any event within one ninety (90) days following the Filing Deadline). If Buyer fails to file the Registration Statement, or fails to have the Registration Statement declared effective, by the respective deadlines set forth in this Section 6, Buyer shall pay to each Seller, as liquidated damages and not as a penalty, an amount equal to 1% of the aggregate value (based on the volume-weighted average closing price of the Common Stock for the ten (10) trading days immediately preceding the applicable deadline) of the Stock Consideration issued to such Seller for each thirty (30)-day period (or portion thereof) that such failure continues, up to a maximum aggregate amount of 6% of such value.

(g) As promptly as reasonably practicable after the Closing Date (and in any event, provided the Target Companies shall have provided all financial and other information that the Company reasonably requests for inclusion therein, within ten (10) calendar days following such date), taking into account the time required for preparing and/or obtaining audited annual and interim financial statements and other information relating to the Target Companies and pro forma financial information, Buyer shall prepare and file with the SEC a proxy statement relating to the Buyer Stockholders’ Meeting to be held in connection with the Buyer Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Buyer shall (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. The Proxy Statement in the form initially filed with the SEC is referred to as the “Preliminary Proxy Statement” and the Proxy Statement in the final definitive form to be delivered to the holders of Common Stock is referred to herein as the “Definitive Proxy Statement.”

(h) Buyer covenants and agrees that the Definitive Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the Delaware General Corporation Law (the “DGCL”), and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) Buyer shall cause the Proxy Statement to be mailed to Buyer’s stockholders as promptly as reasonably practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Buyer (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then Buyer shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Buyer filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Buyer stockholders.

(j) For as long as any shares of Series A Non-Voting Convertible Preferred Stock remain outstanding, Buyer shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by Buyer, for the purpose of effecting the conversion of the shares of the Series A Non-Voting Convertible Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series A Non-Voting Convertible Preferred Stock then outstanding. All shares of Common Stock delivered upon conversion of the shares of Series A Non-Voting Convertible Preferred Stock shall be newly issued shares or shares held in treasury by Buyer, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any encumbrance.

7. Representations of the Seller. Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

(a) Authority; Capacity. If such Seller is not a natural person, (i) Seller has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder; and (ii) the execution and delivery by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller, and no further action of such Seller, its board of directors, managers, members or stockholders, as applicable, is required in connection herewith. If such Seller is a natural person, such Seller has the requisite capacity to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out his or her obligations hereunder.

(b) Binding Agreement. This Agreement has been duly executed and delivered by such Seller, and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Title. Such Seller is the sole record and beneficial owner of the Securities, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities laws). Such Seller has the absolute right to sell, assign, convey, transfer and deliver the Securities, together with all of the rights, privileges and benefits incidental thereto, to the Buyer pursuant to this Agreement. Upon the Closing (if any), such Seller will transfer and deliver to Buyer valid title to the Securities free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities laws). Except for such Seller’s Securities, the Seller does not own (beneficially, of record or otherwise) any Equity Securities of any Target Company and, to the knowledge of such Seller, the Securities subject to the Call Option hereunder constitute 100% of the outstanding Equity Securities of the Target Companies (other than Equity Securities of the Target Companies owned of record and beneficially by G3).

(d) Non-Contravention The execution and delivery by such Seller of this Agreement, and the performance by such Seller of its obligations hereunder do not and will not (i) if such Seller is not a natural person, violate any provision of such Seller’s organizational documents, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Seller is subject, or by which any property or asset of such Seller is bound or affected or (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing or registration with, any court or other federal, state, local or other governmental authority or other Person (as defined below). Without limiting the foregoing, the Securities are not being sold in violation of, any right of first refusal, right of first offer, tag-along (co-sale) right or similar rights of any individual, entity, partnership or other organization (a “Person”) that have not been validly, unconditionally and irrevocably waived.

(e) Non-Reliance. Such Seller acknowledges that, in connection with transactions contemplated hereby, neither Buyer nor any of its affiliates, advisors or agents has made to such Seller, and such Seller disclaims reliance on, any representations or warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Buyer or its subsidiaries or as to the accuracy or completeness of any information regarding the Buyer or its subsidiaries provided or made available to Seller or its representatives), other than the representations and warranties expressly made by Buyer in this Agreement. Such Seller has consulted his or its own financial, legal and tax advisors, and is solely responsible for the decision to sell the Securities pursuant to this Agreement and to acquire the Initial Consideration and any shares of Series A Non-Voting Convertible Preferred Stock issuable upon exercise of the Call Option (such shares, collectively, the “Stock Consideration”). Such Seller’s decision to sell the Securities and to acquire the Stock Consideration pursuant to this Agreement (and, if applicable, Buyer’s exercise of the Call Option) has been made by such Seller independently of, and without reliance upon, any Target Company or Buyer.

(f) Sophistication; Information. Such Seller (i) is a sophisticated investor experienced with transactions similar to those contemplated by this Agreement, (ii) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); (iii) is capable of evaluating the merits and risks of its participation in this transaction (including an investment in the Stock Consideration) and has the ability to protect its own interests in this transaction; (iv) has received from Buyer and the Target Companies all of the financial and other information (including information regarding the business, financial condition and prospects of the Buyer) such Seller considers necessary or appropriate for deciding whether to enter into, execute and deliver this Agreement and consummate the transactions contemplated hereby, and to otherwise make an informed decision regarding the sale of the Securities and an investment in the Stock Consideration; and (v) has had an opportunity to ask questions and receive answers from Buyer and the Target Companies regarding the business, properties, prospects and financial condition of Buyer and the Target Companies, including, without limitation, any strategic transaction, public securities offering, private financing transaction (whether debt or equity), merger, consolidation, recapitalization, reclassification, reorganization, change of control transaction, sale of assets or securities, liquidation or similar transaction. Such Seller is not in possession of material, non-public information regarding any Target Company that has not been disclosed to Buyer.

(g) No Fiduciary Relationship. Such Seller acknowledges that neither any Target Company, Buyer, nor any of their respective affiliates is acting as a fiduciary or financial or investment adviser to such Seller, and neither any Target Company, Buyer nor any of their respective affiliates, advisors or agents has given such Seller any investment advice, opinion or other information on whether the sale of the Securities is prudent.

(h) General Solicitation. Such Seller has not engaged in any form of general solicitation or advertising in connection with the offer and sale of the Securities.

(i) Investment Intent. Such Seller is acquiring the Initial Consideration, and will acquire any Stock Consideration issuable in connection with the exercise of the Call Option, solely for investment purposes, for such Seller’s own account and not for the account of others, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), and such Seller has no present intention of selling, granting any participation in, or otherwise distributing any Stock Consideration in violation of the Securities Act. Such Seller has no present arrangement to sell the Stock Consideration to or through any person or entity. Such Seller understands that the Stock Consideration must be held indefinitely unless such Securities are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available. Nothing contained herein shall be deemed a representation or warranty by such Seller to hold the Stock Consideration for any period of time.

(j) Securities Not Registered; Legends. Seller acknowledges and agrees that the Stock Consideration is being offered in a transaction not involving any public offering within the meaning of the Securities Act, and such Seller understands that the Stock Consideration has not been registered under the Securities Act, by reason of the issuance thereof by Buyer in a transaction exempt from the registration requirements of the Securities Act, and that the Stock Consideration must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by such Seller unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any State of the United States. Such Seller understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and requirements relating to Buyer which are outside of such Seller’s control and which Buyer may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Seller acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Stock Consideration. Such Seller acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Stock Consideration or made any findings or determination as to the fairness of this investment. Such Seller understands that any certificates or book entry notations evidencing the Stock Consideration may bear one or more legends in substantially the following form and substance:

“THE SECURITIES REPRESENTED HEREBY, INCLUDING ANY SECURITIES ISSUABLE UPON THE CONVERSION OF SUCH SECURITIES, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION AND THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED HEREBY AND ANY SECURITIES ISSUABLE UPON THE CONVERSION OF SUCH SECURITIES MAY BE (A) PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES OR (B) TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE, IN EACH CASE WITHOUT THE REQUIREMENT TO OBTAIN AN OPINION OF COUNSEL OR CONSENT OF THE COMPANY.”

In addition, the Stock Consideration may contain a legend regarding affiliate status of such Seller, if applicable.

(k) No General Solicitation. Such Seller acknowledges and agrees that such Seller is acquiring the Stock Consideration directly from Buyer. Such Seller became aware of this offering of the Stock Consideration solely by means of direct contact from Buyer as a result of a pre-existing, substantive relationship with Buyer or its advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Stock Consideration was offered to such Seller solely by direct contact between such Seller and Buyer and/or its respective representatives. Such Seller did not become aware of this offering of the Stock Consideration, nor was the Stock Consideration offered to such Seller, by any other means. Such Seller is not acquiring the Stock Consideration as a result of any general or public solicitation or general advertising, or publicly disseminated advertisement, article, notice or other communication regarding the Stock Consideration published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

(l) Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Buyer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Seller.

8. Representations with respect to the Target Companies. Each of the Target Companies represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

(a) Authority; Capacity. Such Target Company has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder; and the execution and delivery by such Target Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Target Company, and no further action of such Target Company, its board of directors, managers, members or stockholders, as applicable, is required in connection herewith.

(b) Binding Agreement. This Agreement has been duly executed and delivered by such Target Company, and constitutes the valid and binding obligation of such Target Company, enforceable against such Target Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-Contravention The execution and delivery by Sellers and the Target Companies of this Agreement, and the performance by Sellers and the Target Companies of their respective obligations hereunder do not and will not (i) violate any provision of any Target Company’s organizational documents, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which any Target Company is subject, or by which any property or asset of any Target Company is bound or affected or (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing or registration with, any court or other federal, state, local or other governmental authority or other Person (as defined below). Without limiting the foregoing, the Securities are not being sold in violation of, any right of first refusal, right of first offer, tag-along (co-sale) right or similar rights of any Person that have not been validly, unconditionally and irrevocably waived.

(d) Capitalization. Except for the Securities and Equity Securities in the Target Companies other than G3 held of record and beneficially by G3, there are no (i) outstanding Equity Securities of any of the Target Companies or (ii) purchase rights, subscription rights, preemptive rights, rights of first offer or refusal or other rights or contracts that could require any of the Target Companies to issue, sell, or otherwise cause to become outstanding any Equity Securities. There are no outstanding obligations of any of the Target Companies to repurchase, redeem or otherwise acquire any Equity Securities of any Target Company. For purposes of this Agreement:

“Equity Securities” means with respect to any entity, all equity and equity-linked securities of, and other equity interests in, such entity, together with all Convertible Securities (as defined below) with respect to such entity. The term Equity Securities shall be deemed to include capital stock, membership and limited liability company interests, ownership interests, profits interests, phantom equity rights, stock appreciation rights and all similar rights and interests.

“Convertible Securities” means, with respect to any entity, all warrants, rights, options, evidence of indebtedness and securities that are directly or indirectly convertible into or exchangeable or exercisable for equity or equity-linked securities, membership or limited liability company interests, profits interests, phantom equity rights, stock appreciation rights or other equity or equity-linked securities of such entity, either immediately or upon the occurrence of a specified date or event.

(e) Solvency. Both before and after giving effect to the transactions contemplated hereby, each of the Target Companies (i) is Solvent (as defined below) and (ii) has not taken action, and no action has been taken by a third party, for the winding up, dissolution or liquidation or similar executory or judicial proceeding in respect of any Target Company, or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Target Company or all of their assets or revenues. “Solvent” means, with respect to any Person, as of any date of determination, that, as of such date, (a) the value of the assets of such Person and its consolidated subsidiaries, taken as a whole (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person and such subsidiaries, taken as a whole, (b) such Person and such subsidiaries are able to pay all liabilities of such Person and such subsidiaries as such liabilities mature and (c) such Person and such subsidiaries, taken as a whole, do not have unreasonably small capital in relation to such Person’s and such subsidiaries’ business as contemplated as of such date.

9. Representations of Buyer. Buyer represents and warrants to Sellers and the Target Companies as of the date hereof as follows:

(a) Authority. Buyer has the requisite corporate power and authority, as applicable, to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no further action of Buyer, its board of directors or stockholders is required in connection herewith.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Buyer, and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Exemption from Registration. Buyer is acquiring the Call Option and, upon any exercise of the Call Option will acquire the Securities, for investment for Buyer’s own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Buyer understands that the sale of the Securities has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things the accuracy of Buyer’s representations contained herein. Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to the Call Option or any of the Securities.

(d) Accredited Investor. Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Buyer is capable of evaluating the merits and risks of its investment in the Call Option and the Securities and has the ability to protect its own interests in this transaction. Buyer acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available for the resale thereof.

(e) General Solicitation. At no time was Buyer presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising in connection with Call Option or the transfer of the Securities.

(f) Sophistication; Information. Buyer (i) is a sophisticated investor experienced with transactions similar to those contemplated by this Agreement, (ii) has received from the Sellers all of the financial and other information (including information regarding the business, financial condition and prospects of the Target Companies) that Buyer considers necessary or appropriate for deciding whether to enter into, execute and deliver this Agreement and consummate the transactions contemplated hereby, and to otherwise make an informed decision regarding the purchase of the Securities, (iii) has had an opportunity to ask questions and receive answers from the Target Companies regarding the business, properties, prospects and financial condition of the Target Companies and (iv) has read and understood this Agreement.

(g) Capitalization. The authorized capital stock of Buyer as of the date of this Agreement consists of 600,000,000 shares of Common Stock, of which 1,013,821 shares have been issued and are outstanding as of the close of business as of July 30, 2026 and 1,000,000 shares of preferred stock of Buyer, par value $0.0001 per share, of which no shares have been issued or are outstanding as of the date of this Agreement. Buyer does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Common Stock is subject to any right of first refusal in favor of Buyer. Buyer is not under any obligation, nor is it bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities.

(h) Valid Issuance. Subject to the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the effectiveness thereof, the Stock Consideration has been duly and validly authorized and, when issued pursuant to the terms of this Agreement (in the case of Stock Consideration other than the Initial Consideration, against delivery of the Securities in accordance with the terms of this Agreement), will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than as provided herein, and restrictions on transfer under applicable securities laws). Subject to the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the effectiveness thereof and receipt of the approval of the Buyer Stockholder Matters, the Conversion Shares will, upon issuance in accordance with the Certificate of Designation, be duly and validly authorized and, upon issuance pursuant to the terms of the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than as provided in this Agreement and restrictions on transfer under applicable securities laws). The issuance and delivery of the Stock Consideration and the Conversion Shares will not, (a) obligate Buyer to offer to issue, or issue, shares of Common Stock or other securities to any Person (other than the Sellers) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of Buyer. Subject to the accuracy of the representations and warranties made by the Sellers in Section 7, the offer and sale of the Stock Consideration to the Sellers is, and will be, (i) exempt from the registration and prospectus delivery requirements of the Securities Act and (ii) exempt from (or otherwise not subject to) the registration and qualification requirements of applicable securities laws of the states of the United States.

10. Miscellaneous.

(a) Survival. All representations and warranties contained herein shall survive the Closing indefinitely.

(b) Governing Law. This Agreement, the enforcement hereof and any claim or controversy arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to any conflict of laws rules or principles of any jurisdiction that would result in the application of the laws of any other jurisdiction.

(c) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, among the Buyer, Seller and the Target Companies with respect to the subject matter hereof. This Agreement may be amended, modified or terminated only by a document in writing and executed by each of the Parties.

(d) Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, and any attempted assignment or delegation in violation of the foregoing will be null and void; provided, however, that Buyer may assign its rights hereunder, in whole or in part, to any direct or indirect wholly-owned subsidiary of Buyer without the consent of any Party or any other Person.

(e) Further Assurances. The Parties hereby agree, from time to time, as and when reasonably requested by any other Party, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including certificates, representation letters, stock powers and transfer instructions, and to take or cause to be taken such further or other action, as any Party may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

(f) Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

(g) Fees and Expenses. Each Party to this Agreement will bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

(h) Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

(i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

(j) Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules, or Exhibits contained in or attached to this Agreement, (ii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iii) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (iv) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid, and effective for all purposes.

(l) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking or proving economic damages, the Parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no Party will allege, and each Party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

(m) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Buyer:

Profusa, Inc.
626 Bancroft Way, Suite A
Berkeley, CA 94710
Attention: Fred Knechtel
Email: fred.knechtel@profusa.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Josh Kaufman, Alison Krieser and Jonathan Weiner
Email: josh.kaufman@katten.com; alison.krieser@katten.com; jonathan.weiner@katten.com if to any Target Company:

G3 Visions Labs Inc.
16 Mt. Bethel Rd. #112
Warren NJ 07059
Attention: Venkata Boyapalli

Email: venkat@g3visionlabs.com

with a copy to (which shall not constitute notice):

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge

Email: michael.hedge@klgates.com

if to any Seller or Seller Representative:

[***]
1 Tiffany Way

Warren, NJ 07059

Email: [***]

with a copy to (which shall not constitute notice):

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge

Email: michael.hedge@klgates.com

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BUYER:

PROFUSA, INC.

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Chief Financial Officer

SELLERS:

CENTRALLARKFIELDKARIN NA LLC

By:	/s/ Jibreel Sarij
Name:	Wahid Jibreel Sarij
Title:	Authorized Signatory

/s/ Venkata Boyapalli
Venkata Boyapalli

THE PRIVATELY HELD TRUST

TARGET COMPANIES:

G3 VISION LABS INC.

By:	/s/ Venkata Boyapalli
Name:	Venkata Boyapalli
Title:	President

DOMINION DIAGNOSTICS LLC

By:	/s/ Venkata Boyapalli
Name:	Venkata Boyapalli
Title:	President

MED SCREEN LABORATORIES INC

By:	/s/ Venkata Boyapalli
Name:	Venkata Boyapalli
Title:	President

ACUTIS DIAGNOSTICS INC

By:	/s/ Venkata Boyapalli
Name:	Venkata Boyapalli
Title:	President

Schedule 1

Seller	G3 Securities	Option Exercise Shares
CentralLarkfieldKarin NA LLC	9.44% of the capital stock	5,123.471
Venkata Boyapalli	31.44% of the capital stock	17,081.620
The Privately Held Trust	Option to purchase 58.37% of the capital stock	31,713.022
Total	100% of the capital stock	53,918.113

Schedule 2

INITIAL CONSIDERATION

Seller	Common Stock	Series A Shares
Venkata Boyapalli	63,716	16,760.205
The Privately Held Trust	118,293	31,116.296
CentralLarkfieldKarin NA LLC	19,111	5,027.065
Total	201,120	52,903.566

EXHIBIT A

TRANSACTION AGREEMENT TERMS1

Structure

The transaction agreement (this “Agreement” or the “definitive agreement”) will reflect a simultaneous sign and close transaction. The Parties shall cooperate in good faith and use commercially reasonable efforts to structure the purchase and sale of the Securities as a reorganization under Section 368(a) of the Internal Revenue Code, subject to applicable law; provided, however the transaction will be structured as a purchase of the Securities by Buyer from the Sellers as set forth in the Option Agreement unless a different structure is agreed upon by the Buyer and Sellers.

Equity to be purchased by Buyer	The Securities
Consideration To Be Issued by Buyer to the Sellers	The Option Exercise Shares

Board / Officer Appointments

Upon the Closing, the Buyer’s board of directors shall consist of five (5) members, including two board members nominated by G3. A majority of the members of the Board shall be independent directors (in accordance with the listing standards of Nasdaq).

Upon the Closing, the Buyer’s board of directors will appoint a new Chief Executive Officer and Chief Financial Officer identified by G3.

Representations and Warranties

The Sellers shall make customary representations and warranties, including those regarding title to securities, authority/capacity, non-contravention and investment representations substantially in the form set forth in the Option Agreement.

The Sellers and the Target Companies shall make customary representations and warranties, including representations and warranties in substantially the form of those listed below under Annex I (subject to delivery of disclosure schedules to the definitive agreement) and additional representations and warranties with respect to Due Organization, Subsidiaries, Organizational Documents, Authority, Non-Contravention, Capitalization, Financial Statements, Absence of Changes, Absence of Undisclosed Liabilities, Title to Assets, Real Property, Leasehold, Intellectual Property, Privacy, Material Contracts, Compliance, Permits, Legal Proceedings, Orders, Tax Matters, Employee and Labor Matters, Benefit Plans, Environmental Matters, Insurance, No Financial Advisors, Transactions with Affiliates, Anti-Bribery, Export Control and Sanctions Compliance, Outbound Investment Security Program and CFIUS.

The Buyer shall make customary representations and warranties, including representations and warranties with respect to Due Organization, Subsidiaries, Organizational Documents, Authority, Non-Contravention, Capitalization, SEC Filings, Financial Statements, Absence of Changes, Absence of Undisclosed Liabilities, Title to Assets, Real Property, Leasehold, Intellectual Property, Privacy, Material Contracts, Compliance, Permits, Legal Proceedings, Orders, Tax Matters, Employee and Labor Matters, Benefit Plans, Environmental Matters, Insurance, No Financial Advisors, Transactions with Affiliates, Anti-Bribery, Valid Issuance, Export Control and Sanctions Compliance, Outbound Investment Security Program and CFIUS.

All representations and warranties set forth in the definitive agreement will not survive the Closing.

Required Consents and Notices	All consents and notices required in connection with the Closing, including those disclosed on the disclosure schedules of the Company or the Buyer and those set forth on Annex II.
Release	The Sellers and the Target Companies will enter into a customary mutual release effective as of Closing.
Governing Law	New York
Expenses	Except as otherwise agreed in the Option Agreement or the definitive agreement, each party shall bear its own fees and expenses in connection with the transactions contemplated hereby, whether or not the Closing occurs.

[1]	All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Option Agreement to which this Exhibit A is attached.

Annex I

Representations and Warranties of Target Companies and Sellers

(n) Financial Statements. G3 has provided to Buyer true and complete copies of the consolidated audited financial statements of G3 as of and for the two years ended December 31, 2025 (the “Audited Financials”), and reviewed financial statements as of and for the six months ended June 30, 2026 (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of G3 as of the dates and for the periods indicated therein. The Audited Financials were audited in compliance with standards promulgated by the U.S. Public Company Accounting Oversight Board. G3 maintains books and records consistent with the procedures described in Rule 13a-15 under the Securities Exchange Act of 1934, as amended. There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or the chief financial officer of G3, the board of directors of G3 or any committee thereof. G3 has not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by G3, (ii) any fraud, whether or not material, that involves G3, G3’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by G3 or (iii) any claim or allegation regarding any of the foregoing

(o) Contracts. G3 has delivered or made available to Buyer accurate and complete copies of all material contracts of the Target Companies (the “Company Material Contracts”), including all amendments thereto. Neither any Target Company, as applicable, nor, to the knowledge of G3, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to any Target Company or its business, as applicable. As to the applicable Target Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect. No person or entity has provided written notice to any Target Company to renegotiate, or change, any material amount paid or payable to any Target Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

(p) Compliance with Laws. Each Target Company is and has been in compliance in all material respects with all applicable laws, including all applicable clinical laboratory quality and data integrity standards, including the Public Health Service Act and its implementing regulations, the Health Care Laws and any other similar Law administered or promulgated by the FDA or other comparable governmental body or accrediting body responsible for governing the licensure and operation of clinical laboratories and billing for clinical laboratory services, except for any noncompliance, either individually or in the aggregate, which would not be material to Target Companies, taken as a whole. Each Target Company, as applicable, holds all required governmental authorizations and permits, including those required pursuant to any Health Care Law, which are material to the operation of the business of such Target Company, as applicable, as currently conducted. “Health Care Laws” means any laws relating to health care regulatory and reimbursement matters applicable to any Target Company, including, without limitation, (a) the Stark Law (42 U.S.C. § 1395nn) and all regulations promulgated thereunder, (b) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) and all regulations promulgated thereunder, (c) the False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal false claims statutes (18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801–3812), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), including the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (d) the Federal Food, Drug and Cosmetic Act and regulations issued thereunder by the United States Food and Drug Administration (“FDA” and collectively, the “FDCA”), (e) clinical laboratory quality and data integrity standards, including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) and the regulations promulgated thereunder, (f) the Medicare Act, 42 U.S.C. § 1395 et seq. and all regulations promulgated thereunder, (g) federal laws governing Medicaid programs, 42 U.S.C. § 1396 et seq., and all regulations promulgated thereunder, (h) the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), (i) laws relating to the advertising or marketing of health care items or services, (j) state self-referral, anti-kickback, fee-splitting and patient brokering laws, (k) laws applicable to preclinical and clinical testing, genetic testing and the privacy of genetic testing results, including, without limitation, HIPAA and Part 2, (l) state laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services and the accreditation standards of the College of American Pathologists and other clinical and pathology laboratory accreditation bodies, and (m) the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), all regulations promulgated thereunder, and all state controlled substance and drug diversion laws.

(q) Legal Proceedings. As of the date of this Agreement, there is no pending legal proceeding and, to the knowledge of G3, no Person has threatened in writing to commence any legal proceeding: (i) that involves any Target Company, any director, officer or executive employee of any Target Company (in his or her capacity as such) or any material assets owned or used by any Target Company, in each case, which is reasonably likely to have a material adverse effect on G3; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. There is no order, writ, injunction, judgment, investigation or decree to which any Target Company, or any of the material assets owned or used by any Target Company is subject.

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto [____________________] [___] shares of [CLASS OF STOCK], par value $0.0001 per share, of [_______], a [_______] corporation (the “Company”), standing in the name of the undersigned on the books of the Company and does hereby irrevocably constitute and appoint [______________] as attorney to transfer such stock on the books of the Company with full power of substitution.

Dated: [______]

EXHIBIT C

CONSENT OF SPOUSE

List of Omitted Schedules and Exhibits

1. Annex II – Required Consents and Notices